Press Release

Source: MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces 30% Increase in

Net Income for 2003

BURLINGTON, N.C., /PRNewswire-FirstCall/—MidCarolina Financial Corporation (OTC Bulletin Board: MCFI—News) today reported record operating results for the year ended December 31, 2003. MidCarolina reported net income of $1.7 million for the year ended December 31, 2003, an increase of 30% when compared to the $1.3 million reported for the 2002 year. Diluted earnings per share increased to $0.75 for 2003, compared to $0.59 in 2002.

For the fourth quarter of 2003, net income was $429,000, a 1% increase compared to net income of $425,000 reported for the fourth quarter of 2002. Diluted earnings per share remained unchanged at $0.19 for the 2003 fourth quarter, compared to $0.19 for the same period in 2002.

MidCarolina reported total assets of $212.2 million at December 31, 2003, an increase of $42.8 million, or 25%, when compared to the $169.4 million reported at December 31, 2002. Total loans, net of mortgage loans held-for-sale, were $178.9 million at December 31, 2003, an increase of $37.7 million, or 27%, from levels a year ago. Deposit totals at the end of the year were $152.0 million, an increase of $9.8 million, or 7%, when compared to 2002 year-end balances.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “The Board of Directors and management are very pleased to report record operating results for the 2003 year. We are very proud of the growth MidCarolina achieved in our existing markets in Alamance County. Our expansion efforts in Guilford and Wake Counties during 2003 exceeded our expectations. Our client base continues to expand as commercial and retail businesses choose MidCarolina as their financial partner. Given our past performance, I am excited about the potential for future growth in 2004 and beyond.”

With total assets of $212.2 million, MidCarolina Bank provides a complete line of banking services to individuals and businesses through its four full-service banking offices and two limited-service offices located in the cities of Burlington and Graham, NC. MidCarolina opened its first loan production office in Greensboro, NC and a mortgage loan origination facility in Raleigh, NC during 2003. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to MidCarolina’s filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina Financial Corporation’s forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

ANNUAL PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended		%
	December 31, 2003	December 31, 2002	Change
	(Unaudited)
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$2,510	$2,376	5.6%
Interest expense	803	863	(7.0)
Net interest income	1,707	1,513	12.8
Provision for loan losses	156	146	6.9
Net interest income after provision for loan losses	1,551	1,367	13.5
Noninterest income	757	622	21.7
Noninterest expense	1,606	1,397	15.0
Income before income tax expense	702	592	18.6
Provision for income taxes	273	167	63.5
Net income	429	425	0.9

PER SHARE DATA
Earnings per share, basic	$0.21	$0.21	0.0%
Earnings per share, diluted	0.19	0.19	0.0
Weighted average number of common shares outstanding:
Basic	2,064,114	2,030,075
Diluted	2,235,445	2,183,837

PERFORMANCE RATIOS
Return on average assets	0.85%	1.02%
Return on average equity	12.08%	13.63%
Efficiency Ratio	65.18%	64.38%
Average equity to average assets	7.04%	7.47%

ANNUAL PERFORMANCE SUMMARY
MIDCAROLINA FINANCIAL CORPORATION
(Dollars in thousands, except per share and share data)
	As of / For the Twelve Months Ended		%
	December 31, 2003	December 31, 2002	Change
	(Unaudited)
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$9,652	$8,982	7.5%
Interest expense	3,298	3,338	(1.2)
Net interest income	6,354	5,644	12.6
Provision for loan losses	586	573	2.3
Net interest income after provision for loan losses	5,768	5,071	13.7
Noninterest income	3,575	2,091	71.0
Noninterest expense	6,845	5,398	26.8
Income before income tax expense	2,498	1,764	41.6
Provision for income taxes	835	489	70.8
Net income	1,663	1,275	30.4

PER SHARE DATA
Earnings per share, basic	$0.81	$0.63	28.6%
Earnings per share, diluted	0.75	0.59	27.1
Book Value	6.97	6.19	12.6
Weighted average number of common shares outstanding:
Basic	2,052,799	2,019,335
Diluted	2,209,350	2,157,101

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.86%	0.81%
Return on average equity	12.17%	10.77%
Efficiency Ratio	68.94%	69.20%
Net yield on earning assets (taxable equivalent)	3.57%	3.97%
Average equity to average assets	7.09%	7.52%
Allowance for loan losses as a percentage of total loans, end of period	1.41%	1.48%
Non-performing assets to total assets, end of period	0.29%	0.05%
Ratio of net charge-offs to average loans outstanding	0.09%	0.10%

ANNUAL PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands)

	As of		%
	December 31, 2003	December 31, 2002	Change
	(Unaudited)
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$178,913	$134,665	32.9%
Allowance for loan losses	2,522	2,088	20.8
Loans, net of allowance for loan losses	176,391	132,577	33.1
Securities, available for sale	7,734	9,856	(21.5)
Securities, held to maturity	250	250	0.0
Total Assets	212,221	169,429	25.3

Deposits:
Noninterest-bearing deposits	18,877	16,107	17.2
Interest-bearing demand and savings	38,623	43,419	(11.1)
CD’s and other time deposits	94,482	82,649	14.3
Borrowed Funds	36,500	8,000	356.3
Trust Preferred Securities	8,500	5,000	70.0
Total interest-bearing liabilities	178,105	139,068	28.1
Shareholders’ Equity	14,411	12,681	13.6